                                  EXHIBIT 10.1



                              EMPLOYMENT AGREEMENT



        This Employment Agreement ("Agreement") is entered into as of January 1, 2001 by and between Floyd W. Glisson of 111 Fountainhead Circle, Henderson, NV 89052 ("Executive") and Acres Gaming, Incorporated., a Nevada corporation, whose principal place of business is located at 7115 Amigo, Suite 150, Las Vegas, NV 89119 ("Employer").


                                    RECITALS

        WHEREAS, Employer is engaged in developing, manufacturing, and marketing of electronic casino, accounting, game monitoring and game promotion systems; and

        WHEREAS Executive is willing to be employed by Employer and Employer is willing to employ Executive on the terms, conditions and agreements hereinafter set forth.

        For the reasons set forth above, and in consideration of the mutual promises and agreements hereinafter set forth, Employer and Executive hereby agree as follows:

SECTION 1. EMPLOYMENT

        1.1 EMPLOYMENT

        Employer hereby employs Executive to render services as a full time employee to Employer in the position of Chief Executive Officer under the terms and conditions of this Agreement, and Executive hereby accepts such employment.

        1.2 DUTIES

        During the term of this Agreement, Executive shall perform faithfully and to the best of Executive's ability management duties appropriate to the Chief Executive Officer of a publicly traded company. In that role, Executive shall perform such specific tasks as the Board of Directors (the "Board of Directors") or the By-Laws of




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Employer may prescribe. Executive shall report directly to the Board of
Directors. Executive shall not be required to perform services at a primary location other than as provided herein, nor to accept material diminution of the Duties set forth herein, nor to accept a title of lesser prestige or status; such actions being treated at Executive's option as an event allowing a termination by Employee for Good Reason.

        1.3 ELECTION TO BOARD OF DIRECTORS

        Executive further agrees to accept election and to serve during all or any part of the term of this Agreement as a director of Employer and of any subsidiary or affiliate, without any compensation other than that specified in this Agreement, if elected to any such position by the shareholders or by the Board of Directors of Employer or of any subsidiary or affiliate. Executive will be a named insured on Employer's directors and officers liability insurance.

        1.4 LOCATION OF POSITION

        The duties to be performed by Executive shall be performed primarily at Employer's office in Las Vegas, Nevada, subject to reasonable travel requirements not to exceed three (3) consecutive weeks at any one time.

        1.5 LIMITATION ON OUTSIDE ACTIVITIES

        During the term of employment, Executive shall devote his energies, interest, abilities and time as a full time employee to the performance of obligations hereunder and shall not, without the written consent of the Board of Directors, render to others any service for any kind of compensation and, in addition, shall not engage in any activity which conflicts or interferes with the performance of duties hereunder. Executive may serve on corporate, industry, civic or charitable boards and committees and receive compensation therefor, so long as it does not materially interfere with the performance of his Duties. Nothing herein shall limit Executive's pursuit of hobbies and/or family and/or personal investments in his spare or "free" time.


SECTION 2. TERM

        The term of Executive's employment under this Agreement shall commence effective January 1, 2001 and shall continue until June 30, 2005 unless earlier terminated under the provisions of this Agreement (the "Term").




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SECTION 3. COMPENSATION

        3.1 SALARY

        Employer agrees to pay to Executive, during the Term, a salary at the fixed rates per annum set forth below. Such salary shall be payable in periodic installments, but no less frequently than monthly, in accordance with the customary practices for other salaried employees of Employer. Amounts payable shall be reduced by deductions or amounts to be withheld as required by applicable state or federal laws and regulations and by deductions or amounts authorized by Executive. Except as otherwise stated herein, Executive's right to compensation shall terminate upon termination of this Agreement.

        (a) The minimum base annual salary ("Base Salary") shall be as indicated below:

                      Beginning January 1, 2001          $250,000.00
                      Beginning July 1, 2001             $275,000.00
                      Beginning July 1, 2002             $300,000.00
                      Beginning July 1, 2003             $300,000.00 plus merit
                                                         increases at the sole
                                                         discretion of the
                                                         Board of Directors.

        3.2 BONUS

        In addition to the Base Salary provided for above, Executive shall be eligible for a bonus ("Bonus") for each fiscal year during the Term, which, if earned, shall be earned on completion of the fiscal year and payable on or before September 30 of each year with respect to the preceding fiscal year, determined as set forth below.

               Year Ended June 30, 2001
               ------------------------

        For fiscal 2001, Executive's Bonus shall be an amount equal to $187,500 if Profits equal $3,085,500, $250,000 if Profits equal $4,114,000, and $375,000 if Profits equal or exceed $6,171,000. If Profits are less than $3,085,500, no Bonus will be paid. For Profits within the limits set forth above, the amount of Bonus will be scaled ratably.




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               Years Ended June 30, 2002, 2003
               -------------------------------

        For each of fiscal 2002 and 2003, Executive's Target Bonus shall be an amount equal to 60% of Base Salary for the year. Executive shall not be entitled to any Bonus hereunder if Actual Profits are less than 75% of Plan Profits. If Actual Profits equal 75% of Plan Profits, Executive shall be entitled to 75% of the Target Bonus. If Actual Profits equal 150% or more of Plan Profits, Executive shall be entitled to a maximum Bonus equal to 150% of the Target Bonus. Bonus payments will be scaled ratably for performance within these parameters.

        For years beyond fiscal 2003, Executive and the Company will negotiate a Bonus plan in good faith which in any case shall provide Target Bonus amounts at least equal to the immediately preceding fiscal year. "Actual Profits" of Employer shall mean Net Income before taxes as reported on the Company's financial statements as adjusted to add back any bonus paid pursuant to this
Section 3.2. In the case of a full fiscal year, Actual Profits shall be determined using the Company's audited financial statements for such year. "Plan Profits" of Employer shall mean Net Income before taxes in the business plan adopted by the Board of Directors for the applicable fiscal year.

        3.3 EXPENSE REIMBURSEMENT

        Executive is expected, from time to time, to incur expenses for promoting and conducting the business of Employer, including entertainment, travel, and similar items. Employer shall reimburse Executive for out-of-pocket expenses actually and reasonably incurred by him in the promotion and conduct of the business of Employer.

        3.4 OTHER BENEFITS

        Executive shall be entitled to and shall receive all other benefits and conditions of employment that Employer may provide for him, or for its employees generally. Executive may forgo participation in the Employer's group health insurance plan in which case Executive will be reimbursed, including gross-up for income taxes, by Employer for health insurance amounts paid by Executive, provided that such reimbursement will not exceed the amount Employer would incur if Executive participated in Employer's plan.

        3.5 VACATION

        Executive shall be entitled to five weeks paid vacation per annum.




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

        3.6 COUNTRY CLUB

        Employer shall reimburse Executive up to $50,000.00 for country club membership and dues not to exceed $500 per month.

        3.7 LICENSING

        Employer shall pay for all fees and costs arising from or related to Executive's licensure or suitability determination by all governmental agencies and bodies in all jurisdictions.

        3.8 ATTORNEY'S FEE

        Employer shall reimburse Executive for legal fees up to $2,752.50 incurred in the review, negotiation and drafting of this Agreement.

        3.9 ANNUAL PHYSICAL

        Employer shall reimburse Executive for the costs of an annual physical examination up to $2,500 each fiscal year.

        4.0 DISABILITY INSURANCE

        Employer shall provide disability insurance for Executive that continues 60% of Executive's salary to Executive's 65th birthday provided, that the cost to Employer shall not exceed the amount Employer would have paid for coverage under Employer's standard disability plan (the current limit of which is $6,000 per month) by more than $6,000 per year.

        4.1 LIMITATIONS

        The provisions of this agreement relating to compensation to be paid to Executive shall be subject to and limited by any applicable provision of law or regulation which may from time to time restrict or limit compensation to be paid hereunder.


SECTION 4. FACILITIES AND EXPENSES/ADDITIONAL BENEFITS

        Employer shall provide Executive with an office, secretarial and technical help, and such other facilities and services as may be suitable to his position and adequate for the performance of his duties.




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SECTION 5. TRADE SECRETS/COVENANT NOT TO COMPETE

        (a) For purposes of this Agreement, the term "Confidential Information" means any and all information not generally known by others with whom Employer does or plans to do business or with whom Employer directly or indirectly competes and includes, but is not limited to, information relating to Employer's research and development activities, its inventions, discoveries, findings, designs and ideas, products and services, sales and marketing, manufacturing processes and methods, costs, sources of supply, customer lists, profits and profit margins, pricing policies or methods, personnel information and business relationships, intellectual property and the filing or pendency of patent applications. Confidential information also includes information comparable to the foregoing that Employer may receive or has received belonging to customers, suppliers, consultants and others who do business with Employer. Executive shall not, either during or after the Term of this Agreement, disclose to any person or organization other than Employer or its affiliates, or utilize for the benefit or profit of Executive or any other person or organization other than Employer or its affiliates, any Confidential Information. Executive shall not keep elsewhere than on Employer premises, nor remove therefrom, any property of Employer or its affiliates, except and only so long as may be required for the performance of Executive's duties for Employer. In the event of termination of Executive's employment with Employer, Executive shall immediately return to Employer any property of Employer or its affiliates in Executive's possession, under Executive's control or removed by Executive from Employer's premises.

        (b) Executive will not, during his employment hereunder, (i) be engaged or interested in any manner, directly or indirectly, as a partner, officer, director, stockholder (ownership of up to 5% of the outstanding shares of any publicly held company excepted), advisor, employee or in any other capacity, in any other activity, business, or entity which is competitive with the then existing business of Employer or any subsidiary or (ii) directly or indirectly solicit or entice or in any way divert any employee, customer or supplier of Employer or any subsidiary away therefrom.

        (c) Executive acknowledges that the provisions of this Section 5 are essential to Employer; that Employer would not enter into this Agreement if it did not include covenants not to disclose confidential information, compete with Employer or any affiliated entities thereof, or solicit customers of Employer or any such affiliated entities; and that damages sustained by Employer as a result of a breach of any of these covenants cannot be adequately remedied by damages, and Executive agrees that Employer, in addition to any other remedy it may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of any provision of this
Section 5.




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SECTION 6. INTELLECTUAL PROPERTY

        (a) "Intellectual Property" means and shall include, but not be limited to, inventions, findings, ideas, improvements, designs, discoveries (whether or not patentable and whether or not reduced to practice), copyrights, and copyrightable material, Confidential Information and know-how, made or conceived by Executive (whether made solely by Executive or jointly with others) during the term and within the scope of Executive's employment with Employer which directly relate to the actual or demonstrably anticipated business of Employer or its affiliates or which are suggested by or result from any task assigned to Executive on behalf of Employer or which Executive created at Company facilities. "Intellectual Property" does not mean and shall not include Executive Property (as defined in Section 6(c) below).

        (b) All Intellectual Property and any patent, patent application, trademark or trademark registration, copyright or copyright registration or record resulting therefrom shall be the exclusive property of Employer of, its designee.

        (c) The following shall be the property of Executive and not of Employer ("Executive Property"):

        any tangible or intangible property developed in whole or in part by Executive for which no equipment, supplies, facility, Intellectual Property nor Confidential Information of Employer was used and which was developed entirely on Executive's own time and which does not directly relate to the actual or demonstrably anticipated business of Employer, and which does not result from any work performed by Executive for Employer.


SECTION 7. DISCLOSURE OF INTELLECTUAL PROPERTY

        Executive shall reasonably promptly disclose to Employer or its designee and keep adequate records relating to any Intellectual Property which is conceived, discovered or made by Executive, either solely or jointly with others, during the Term and in the scope of Executive's employment with Employer.


SECTION 8. ASSIGNMENT OF INTELLECTUAL PROPERTY

        (a) Executive agrees to assign to Employer Executive's entire world-wide right, title and interest in and to any Intellectual Property heretofore developed or developed during the Term.

        (b) Executive further agrees to make all lawful oaths and declarations and to execute documentation requested by Employer at any lime during or after Executive's




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employment with Employer, including an assignment for each item of Intellectual property that Employer may request and on such forms as Employer may provide. If Executive is unable or unwilling to execute such forms of assignment and/or documents relating to such assignment, Executive agrees and hereby grants to Employer an irrevocable limited power of attorney to execute such forms or documents on Executive's behalf.

        (c) Executive further agrees to assist Employer during and, so long as it does not interfere with his then current employment, subsequent to Executive's employment with Employer in every lawful way including but not limited to testifying and/or otherwise supporting Employer in the obtaining and/or enforcement of its Intellectual Property, without reimbursement other than normal compensation as an employee of Employer, or, if Executive's employment with Employer has been terminated, at mutually agreed upon times and for compensation at the rate of $3000 per day plus expenses, to obtain for the benefit of Employer patents, trademarks, copyrights, design protection and similar legal protections of Intellectual Property in any and all countries, irrespective of whether Executive believes such Intellectual Property to be patentable, subject to trademark protection, copyrightable or otherwise protectable.


SECTION 9. EXECUTIVE'S OBLIGATIONS AFTER TERMINATION OF THIS AGREEMENT

        Except as set forth in the next sentence, all of Executive's duties, obligations and liabilities end with the termination of this Agreement. Sections 5, 6, 7, 8 and 9 shall survive the termination of Executive's employment with Employer and the expiration of the term of this Agreement.


SECTION 10. TERMINATION

        Executive or Employer may terminate Executive's employment at any time upon thirty days' written notice. In the event of termination of Executive's employment, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this Section 10. No termination of employment under this Section 10 shall affect the provisions of Section 5. Upon any termination, in addition to the provisions below, Executive, or his estate, shall be entitled to: immediate reimbursement of expenses, timely payment of earned but yet unpaid Base Salary and Bonus, and all benefits available, allowed or due under all Company plans and programs in which he participates.




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        10.1 TERMINATION FOR CAUSE

        Employer's Board of Directors shall have the right, immediately and without notice, to terminate Executive's employment hereunder for "Cause." (as defined in Section 10.6) If Executive's employment is terminated for Cause, Executive shall not be entitled to receive any Bonus in respect of the fiscal year in which termination occurs.

        10.2 TERMINATION FOR DEATH OR DISABILITY

        In the event of Executive's death or Disability (defined below) during the Term, the Term shall terminate immediately and without notice and the Executive or his estate shall be entitled to receive a deemed earned Bonus which shall be a percentage of that year's Target Bonus based on the Actual Profits through the month of Executive's death or Disability annualized and then compared to that year's Plan Profits, and the proceeds of any life insurance held by the Company or whose premiums are paid by the Company of which Executive is the beneficiary.

        10.3 DISABILITY DEFINED

        "Disability" shall mean a physical or mental incapacity that prevents the Executive from performing the essential functions of his position with the Company for a period of ninety (90) days as determined (a) in accordance with any long-term disability plan of which the Executive is a member, or (b) by the following procedure: The Executive agrees to submit to medical examinations by a licensed healthcare professional selected by the Company, in its sole discretion, to determine whether a Disability exists. In addition, the Executive may submit to the Company documentation of a Disability, or lack thereof, from a licensed healthcare professional of his choice. Following a determination of a Disability or lack of Disability by the Company's or the Executive's licensed healthcare professional, the other party may submit subsequent documentation relating to the existence of a Disability from a licensed healthcare professional selected by such other party. In the event that the medical opinions of such licensed healthcare professionals conflict, such licensed healthcare professionals shall appoint a third licensed healthcare professional to examine the Executive, and the opinion of such third licensed healthcare professional shall be dispositive.

        10.4 OTHER TERMINATION

        In the event Executive's employment is terminated: i) by Employer for any reason other than for Cause, death or Disability, or ii) by Executive upon 30 days notice after a Company Transaction, or iii) by the Executive for Good Reason,




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

Executive shall be entitled to a termination payment equal to 160 percent of his then current Base Salary.

        10.5 CAUSE

        Wherever reference is made in this Agreement to termination being for or with or without Cause, "Cause" shall include the occurrence of one or more of the following events:

        (a) Willful and continued failure or refusal to carry out the lawful duties of Executive described in Section 1 hereof or any lawful directions of the Board of Directors of Employer, which directions are reasonably consistent with the Duties, with such failure or refusal continuing for a period of at least 30 days after written notice to Executive thereof;

        (b) Conviction of or entering a plea of guilty or no contest to a violation by Executive of a state or federal criminal law involving the commission of a crime against Employer, its employees or a felony (other than a felony related solely to the operation of a motor vehicle);

        (c) Chronic use by Executive of alcohol or illegal drugs or abuse by Executive of prescription drugs, in each case that materially interferes with Executive's performance of the Duties, with such use continuing for a period of at least 30 days after written notice to Executive thereof; fraud, misrepresentation or dishonesty by Executive that has a material adverse effect on Employer's business, operations or financial condition; any incident materially compromising Executive's ability to represent Employer with the public; or any act or omission by Executive which substantially impairs Employer's business, good will or reputation;

        (d) Action against Executive by a gaming regulatory authority which impairs his ability to perform his duties under this Agreement; or

        (e) Any other material violation of any provision of this Agreement, with such violation continuing for a period of at least 30 days after written notice to Executive thereof.




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

        10.6 GOOD REASON

        Wherever reference is made in this Agreement to termination being with or without Good Reason, "Good Reason" shall include the occurrence, without Executive's written consent, of one or more of the following events:

        (a) The assignment to Executive by Employer of duties materially inconsistent with his status as the Chief Executive Officer of Employer, or other action by Employer which results in a material diminution of his authority, title or duties with Employer or any other breach of a duty of Employer as set forth in paragraph 1 (excluding for this purpose any action not taken in bad faith and which is remedied by Employer promptly after receipt of notice thereof given by Executive);

        (b) The failure by Employer to promptly pay Executive any installment or portion of his compensation from Employer when earned and due (excluding for this purpose any inadvertent action not taken in bad faith and which is remedied by Employer promptly after receipt of notice thereof given by Executive); or

        (c) Any material violation of any provision of this Agreement, with such violation continuing for a period of at least 30 days after written notice to Employer thereof.

        10.7 NO DUTY TO MITIGATE

        In the event of any termination of employment under this Section 10, the Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain. In the event of a termination of this Agreement, neither party shall publish in any way or make any negative comment or statement concerning the reasons for such termination or about the other party. The provisions of this
Section 10.8 shall survive the expiration or earlier termination of this Agreement.


SECTION 11. RESTRICTED STOCK

        Effective March 12, 2001 Executive was granted 300,000 shares of common stock of Employer (the "Restricted Shares"); 150,000 of those shares vest June 30, 2003 and 150,000 shares vest June 30, 2005. The Company will file a registration statement under the Securities Act of 1933 with respect to the Restricted Shares on or before November 1, 2001. Under certain circumstances vesting will be accelerated as set forth below:




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

        11.1   TERMINATION OF EMPLOYMENT

        If Executive's employment is terminated by the Company other than for Cause, or is terminated, by reason of death or Disability, Executive shall be entitled to immediate vesting of a prorated portion of the Restricted Shares. If such termination occurs before June 30, 2003, the prorated portion of Restricted Shares will be 150,000 shares times a percentage equal to the number of days from July 1, 2000 through the date of Employee's termination divided by the total number of days from July 1, 2000 to June 30, 2003. If such termination occurs on or after June 30, 2003 the first 150,000 shares will have fully vested, and the prorated portion of Restricted Shares will be the remaining 150,000 unvested shares times a percentage equal to the number of days from July 1, 2003 through the date of such termination divided by the total number of days from July 1, 2003 to June 30, 2005.

        11.2 COMPANY TRANSACTION

        In the event: ( i) a "Company Transaction" (as defined below) occurs, or
ii) Executive is terminated without Cause and a Company Transaction with respect to which negotiations had commenced prior to the date of termination is announced, negotiated or entered into within 120 days of that termination, or
iii) Executive terminates his employment for Good Reason, all unvested Restricted Shares shall vest immediately.

        "Company Transaction" means:

        (a) consummation of either (i) a merger or consolidation of the Company with or into any other company, entity or person or (ii) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all the Company's then outstanding securities or all or substantially all the Company's assets (defined as those assets that accounted for more than 50% of the Company's EBITDA); or

        (b) within 24 months of any person or group becoming the beneficial owner, directly or indirectly, of securities representing 30% or more of the combined voting power of the Company, the individuals who immediately prior to the event constituted the Board of Directors, cease for any reason to constitute a majority of the directors; provided, however, that a Company Transaction shall not include a Related Party Transaction.

        "Related Party Transaction" means

        (a) a merger or consolidation of the Company in which the holders of the outstanding voting securities of the Company immediately prior to the merger or consolidation hold, directly or indirectly, at least a majority of the outstanding voting securities of the Successor Company immediately after the merger or consolidation;

        (b) a sale, lease, exchange or other transfer of the Company's assets to a majority-owned subsidiary company;

        (c) a transaction undertaken for the principal purpose of restructuring the capital of the Company, including, but not limited to, reincorporating the Company in a different jurisdiction or creating a holding company, but only if the beneficial ownership remains unchanged; or

        (d)    a corporate dissolution or liquidation.


SECTION 12. ENTIRE AGREEMENT

        This Agreement contains the complete agreement concerning the employment arrangement between the parties and shall, as of the effective date hereof, supersede all other prior agreements between the parties with respect to the subject matter hereof. Neither party has relied on any prior representations in entering into this Agreement.


SECTION 13. MODIFICATION OF CONTRACT

        No cancellation, waiver, amendment, alteration o modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. No failure on the part of Employer to exercise, and no delay in exercising, any right, power, privilege or remedy granted herein shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power, privilege or remedy preclude any other or further exercise thereof or the exercise of any other right. Unless otherwise stated in writing, no waiver of any breach of any provisions of this Agreement shall be, or be construed to be, a waiver of any preceding or succeeding breach of the same or any other provision. The parties further agree that the provisions of this Section may not be waived or amended except as set forth in this Section and that any oral or implied agreement which conflicts with any of the foregoing shall be void, unenforceable and of no force and effect.




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

SECTION 14. SEVERABILITY OF TERMS

        If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, covenants, conditions and provisions of this Agreement shall nevertheless remain in full force and effect, provided that the invalidity, illegality or unenforceability of such term or provision does not materially impair either (i) the parties' ability to consummate their respective duties with respect to, or
(ii) the economic substance of, the employment relationship established hereby. If the invalidity, illegal or unenforceability of any term or other provision materially impairs either (i) a party's ability to consummate its duties hereunder in the manner contemplated hereby, or ii) the economic substance of the employment relationship, the parties shall, if at all possible, amend this Agreement so as to effect the original intention of the parties to the fullest extent otherwise possible.


SECTION 15. ASSIGNMENT

        The parties agree that the services covered by this Agreement are strictly personal and that this Agreement is not assignable or transferable by Executive or Employer, either voluntarily or by operation of law, without the prior written consent of the other party.


SECTION 16. NOTICES

        All notices, requests, approvals, demands or other communication of any kind which any party may be required or may desire to serve on the other in connection with this Agreement shall be in writing and shall be deemed to have been sufficiently given if addressed to the parties at their respective addresses designated below and:

        (a) personally delivered with proof of delivery thereof (any notice so delivered shall be deemed to have been received at the time so delivered);

        (b) sent by Federal Express (or other similar overnight courier) designating next day delivery (any notice so delivered shall be deemed to have been received on the next business day following receipt by the courier);

        (c) sent by United States registered or certified mail, return receipt requested, postage prepaid (any notice so sent shall be deemed to have been received three (3) business days after mailing in the United States); or

        (d) sent by telecopier or facsimile machine which automatically generates a transmission report that states the date and time of the transmission, the length of the document transmitted and the telephone number of the recipient's telecopier or facsimile machine (with a copy thereof sent in accordance with subparagraphs
(a), (b) or (c) above) (any notice so delivered shall be deemed to have been received (i) on the date of transmission, if so transmitted before 5:30 p.m. (local time of the recipient) on a business day, or (ii) on the next business day, if so transmitted on a day other than a business day).

        All notices shall be addressed to the parties at the addresses set forth below. Either party may, by notice given pursuant to this Section, change the person or persons and/or address or addresses, or designate an additional person or persons or an address or addresses, for its notices, but notice of a change of address shall only be effective upon receipt as set forth above.

        If to Employer:

               Acres Gaming, Incorporated
               7115 Amigo, Suite 150
               Las Vegas, NV  89119
               Telecopier No.: (702) 263-7595
               Attn: Chief Operating Officer

        If to Executive:

               Floyd W. Glisson
               111 Fountainhead Circle
               Henderson, NV  89052


SECTION 17. JURISDICTION/ATTORNEY'S FEES

        If legal action or arbitration is initiated relative to this Agreement or the rights or obligations of any party hereunder, the parties hereto stipulate and agree that such action must be initiated, maintained and continued in Nevada. The non prevailing party in such action shall pay the reasonable attorneys' fees of the prevailing party, with the amounts to be determined by the court, or the arbitrators, in said action.


SECTION 18. CAPTIONS

        Captions of the Sections of this Agreement are for the convenience of reference only, and the words contained therein shall in no way be held to explain, modify, amplify, or aid in the interpretation, construction or meaning of the provisions of this Agreement.




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

SECTION 19. CUMULATIVE RIGHTS

        The rights and remedies provided herein are cumulative and not exclusive of any other rights or remedies which Employer or Executive shall otherwise have at law or equity.


SECTION 20. CHOICE OF LAW

        It is the intention of the parties hereto that this Agreement and the performance hereunder and all 'suits and special proceedings hereunder be governed by and construed in accordance with and pursuant to the laws of the State of Nevada.


SECTION 21. JURISDICTION; SERVICE OF PROCESS

        Subject to Section 21 below, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought in either the courts of the State of Nevada, County of Clark, or the United States District Court for the District of Nevada, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

        THE UNDERSIGNED EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THE FOREGOING AGREEMENT AND FULLY UNDERSTANDS THE MEANING AND CONSEQUENCES OF THE TERMS CONTAINED HEREIN. THE UNDERSIGNED EXECUTIVE FURTHER ACKNOWLEDGES THAT, TO THE EXTENT DEEMED APPROPRIATE, HE HAS EMPLOYED AND CONSULTED WITH HIS OWN COUNSEL CONCERNING THIS AGREEMENT AND, HAVING CONSIDERED SUCH LEGAL ADVICE, HE HAS EXECUTED IT AS HIS FREE AND VOLUNTARY ACT AND DEED.


SECTION 21. ARBITRATION

        (a) ARBITRABLE CLAIMS. Other than disputes specifically excluded in this
Section 21, all disputes between the Executive (and his attorneys, successors and assigns) and the Company (and its trustees, beneficiaries, officers, directors, managers, affiliates, employees, agents, successors, attorneys and assigns) relating in any manner whatsoever to the employment or termination of employment of the Executive, including, without limitation, all disputes arising under this Agreement ("Arbitrable Claims"), shall be resolved by binding arbitration pursuant to this Section 21 (the "Mutual Arbitration Agreement"). Arbitrable Claims shall include, but are not limited to, claims for compensation, claims for breach of any contract or covenant (express or implied), and tort claims of all kinds, as well as all claims based on any federal, state or local law, statute or regulation, but shall not include the claims based on the statutes enumerated in Section 21(d) hereof or the Company's right to seek injunctive relief as provided in Section 20 hereof. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JUDGE OR JURY IN REGARD TO ARBITRABLE CLAIMS, EXCEPT AS PROVIDED BY SECTION 21(d) HEREOF.

        (b) PROCEDURE. Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended, and as augmented in this Agreement. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit, appeal or administrative action in any way related to an Arbitrable Claim. The initiating party must file and serve an arbitration claim within sixty (60) days of learning the facts giving rise to the alleged claim. All arbitration hearings under this Agreement shall be conducted in Las Vegas, Nevada. The Nevada Uniform Arbitration Act shall govern the interpretation and enforcement of this Agreement. Each party shall bear its own attorneys' fees and costs incurred in any such arbitration proceeding, and the fees of the arbitrator shall be divided equally between the parties.

        (c) CONFIDENTIALITY. All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the content and subject matter thereof shall not be disclosed to any persons other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff.

        (d) APPLICABILITY. This Section 21 shall apply to all disputes under this Agreement other than (a) disputes relating to the enforcement of the Company's rights under Sections 5,6,7 and 8 of this Agreement, and (b) claims brought under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act), the Americans With Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Nevada Fair Employment Practices Act, any applicable state's Human Rights Act or any other applicable state or local fair employment law.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above written.




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

EXECUTIVE                                   EMPLOYER



                                            Acres Gaming Incorporated, a Nevada
                                            corporation



/s/ Floyd W. Glisson                        By: /s/ Richard J. Schneider
----------------------                              ------------------------
Floyd W. Glisson                            Name: Richard J. Schneider
                                            Its: President





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